Contact:
Richard F. Westenberger
Executive Vice President & Chief Financial Officer
(404) 745-2889

CARTER’S, INC. REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS
• FOURTH QUARTER NET SALES $495 MILLION, UP 17%
• FOURTH QUARTER EPS $0.60, UP 7%
- EPS DOWN 2% OVER PRIOR YEAR ADJUSTED EPS OF $0.61
• FISCAL 2010 NET SALES $1.7 BILLION, UP 10%
• FISCAL 2010 EPS $2.46, UP 25%
- EPS UP 14% OVER PRIOR YEAR ADJUSTED EPS OF $2.15

Atlanta, Georgia, March 2, 2011 / Business Wire -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its fourth quarter and fiscal 2010 results.

“We are very pleased with our fourth quarter performance, which was driven by continued strong demand for our products, particularly in our Carter’s wholesale and retail business segments,” said Michael D. Casey, Chairman and Chief Executive Officer.  “Earnings in the fourth quarter were comparable to last year, despite the negative impact of higher product costs.  For the year, we achieved a record level of sales and profitability.  We expect continued growth in sales in 2011, though earnings are expected to be lower due to historically high cotton prices and rising labor and freight costs.”

Fourth Quarter of Fiscal 2010 compared to Fourth Quarter of Fiscal 2009

Consolidated net sales increased $70.6 million, or 16.6%, to $495.3 million.  Net sales of the Company’s Carter’s brands increased $69.5 million, or 21.4%, to $394.3 million.  Net sales of the Company’s OshKosh B’gosh brand increased $1.1 million, or 1.1%, to $100.9 million.

Carter’s wholesale sales increased $31.9 million, or 25.4%, to $157.7 million due to continued demand for seasonal product and strong over-the-counter performance.  OshKosh wholesale sales increased $0.5 million, or 2.3%, to $21.1 million.

Consolidated retail sales increased $24.3 million, or 11.1%, to $243.5 million.  Carter’s retail segment sales increased $23.7 million, or 16.9%, to $163.7 million, driven by incremental sales of $17.4 million generated by new store openings and eCommerce sales, and a comparable store sales increase of $6.4 million, or 4.7%.  OshKosh retail segment sales increased $0.6 million, or 0.8%, to $79.8 million, driven by incremental sales of $5.8 million from new store openings and eCommerce sales, partially offset by a comparable store sales decline of $4.6 million, or 6.0%.

In the fourth quarter of fiscal 2010, the Company opened nine Carter’s and four OshKosh retail stores.  The Company also closed one OshKosh retail store.  As of the end of the fourth quarter, the Company operated 306 Carter’s and 180 OshKosh retail stores.

The Company’s mass channel sales, which are comprised of sales of its Child of Mine brand to Walmart and Just One You brand to Target, increased $13.9 million, or 23.5%, to $73.0 million.  This increase reflects strong Just One You brand sales due to improved product performance and earlier demand, and increased Child of Mine brand sales driven by additional space at Walmart in certain product categories, including the brandwall.

Results for the fourth quarter of fiscal 2009 included pre-tax charges of $5.7 million of professional service fees associated with the Company’s investigation of customer margin support.  Also, during the fourth quarter of fiscal 2009, the Company recorded a gain of approximately $0.6 million related to the sale of a Company facility.

Operating income in the fourth quarter of fiscal 2010 was $58.8 million, an increase of $2.4 million, or 4.3%, from $56.3 million in the fourth quarter of fiscal 2009.  Excluding the effect of certain items in the fourth quarter of fiscal 2009, which are described above and detailed at the end of this release, operating income decreased $2.6 million, or 4.3%, to $58.8 million over adjusted operating income of $61.4 million in the fourth quarter of fiscal 2009.  This decrease primarily reflects higher product and transportation costs, excess inventory charges, performance-based compensation, and lower OshKosh retail earnings, partially offset by growth in earnings in Carter’s wholesale and retail segments.

Net income increased $1.9 million, or 5.8%, to $34.9 million, or $0.60 per diluted share, compared to $33.0 million, or $0.56 per diluted share, in the fourth quarter of fiscal 2009.  Excluding the effect of certain items in the fourth quarter of fiscal 2009, which are described above and detailed at the end of this release, net income decreased $1.3 million, or 3.6%, to $34.9 million, or $0.60 per diluted share, compared to adjusted net income of $36.2 million, or $0.61 per adjusted diluted earnings per share, in the fourth quarter of fiscal 2009.

A reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to income adjusted for certain items is provided at the end of this release.

Fiscal 2010 compared to Fiscal 2009

Consolidated net sales increased $159.6 million, or 10.0%, to $1.7 billion.  Net sales of the Company’s Carter’s brands increased $150.8 million, or 12.0%, to $1.4 billion.  Net sales of the Company’s OshKosh B’gosh brand increased $8.8 million, or 2.6%, to $346.6 million.

Carter’s wholesale sales increased $80.3 million, or 15.4%, to $601.6 million primarily due to growth in all product categories reflecting strong over-the-counter performance at our wholesale customers.  OshKosh wholesale sales increased $1.2 million, or 1.5%, to $81.7 million.

Consolidated retail sales increased $64.1 million, or 8.6%, to $811.1 million.  Carter’s retail segment sales increased $56.5 million, or 11.5%, to $546.2 million, driven by incremental sales of $45.3 million generated by new store openings and eCommerce sales, and a comparable store sales increase of $11.9 million, or 2.5%.  OshKosh retail segment sales increased $7.6 million, or 3.0%, to $264.9 million, driven by incremental sales of $13.7 million generated by new store openings and eCommerce sales, partially offset by the impact of a comparable store sales decline of $4.8 million, or 1.9%, and store closures of $1.2 million.  In fiscal 2010, the Company opened 30 Carter’s and 12 OshKosh retail stores and closed two OshKosh retail stores.

The Company’s mass channel sales increased $14.0 million, or 5.8%, to $254.8 million.  This increase was driven by increased sales of the Company’s Just One You brand resulting from the addition of new programs and improved product performance, partially offset by decreased sales of the Company’s Child of Mine brand attributable to merchandising assortment changes made by Walmart and a related reduction in floor space during the first nine months of the year.

Results for fiscal 2009 included pre-tax charges of approximately $11.0 million related to severance and other benefits, asset impairment, accelerated depreciation, and other closure costs, incurred in connection with a workforce reduction and distribution facility closure.  Results for fiscal 2009 also included $5.7 million of investigation-related expenses and a $0.7 million write-down in the carrying value of a distribution facility, which was sold during the third quarter of fiscal 2009.

Operating income in fiscal 2010 was $243.3 million, an increase of $47.6 million, or 24.4%, from $195.6 million in fiscal 2009.  Excluding the effect of certain items in the prior year, which are described above and detailed at the end of this release, operating income increased $30.3 million, or 14.2%, to $243.3 million over adjusted operating income of $213.0 million in fiscal 2009 driven by growth in earnings in the Carter’s wholesale and retail segments, partially offset by decreased earnings in the Carter’s mass channel and OshKosh business segments.

Net income increased $30.8 million, or 26.7%, to $146.5 million, or $2.46 per diluted share, compared to $115.6 million, or $1.97 per diluted share, in fiscal 2009.  Excluding the effect of certain items in the prior year, which are described above and detailed at the end of this release, net income increased $19.9 million, or 15.7%, to $146.5 million, or $2.46 per diluted share, compared to adjusted net income of $126.6 million, or $2.15 per adjusted diluted earnings per share, in fiscal 2009.

A reconciliation of income as reported under GAAP to income adjusted for certain items in the prior year is provided at the end of this release.

Cash flow from operations in fiscal 2010 was $85.8 million, a decrease of $103.0 million, or 54.6%, from fiscal 2009 primarily due to changes in net working capital, partially offset by increased earnings.

Stock Repurchase Program

During the fourth quarter of fiscal 2010, the Company repurchased and retired 221,380 shares of its common stock for approximately $5.9 million at an average price of $26.70 per share.  During fiscal 2010, the Company repurchased and retired 2,058,830 shares for approximately $50.0 million at an average price of $24.29 per share.  The Company has $58.9 million remaining under current share repurchase authorizations.

Credit Facility

On October 15, 2010, the Company entered into a new $375 million revolving credit facility (the “Revolver”) with Bank of America as sole lead arranger and administrative agent, JP Morgan Chase Bank as syndication agent, and other financial institutions.  The Revolver was immediately drawn upon to pay off the Company’s existing term loan of $232.2 million and pay transaction fees and expenses of approximately $3.8 million ($3.5 million of which was capitalized), leaving approximately $130 million available under the Revolver for future borrowings (net of letters of credit of approximately $8.6 million).  In connection with the repayment of the term loan, the Company expensed approximately $1.2 million in unamortized debt issuance costs in the fourth quarter of fiscal 2010.

2011 Business Outlook

Prolonged high unemployment, rising oil and gasoline prices, volatile consumer confidence, and the uncertainty of consumer reaction to rising prices across the apparel industry are factors that are expected to affect the Company’s financial performance this year.

The Company’s product costs, driven by inflation in significant component costs such as raw cotton, polyester, labor, and transportation costs, are projected to increase significantly in fiscal 2011, and adversely affect the Company’s profitability.

The Company projects net sales for the first quarter of fiscal 2011 to be approximately $450 million to $460 million and diluted earnings per share to be approximately $0.45 to $0.50.

Conference Call

The Company will hold a conference call with investors to discuss its fiscal 2010 results and its business outlook on March 2, 2011 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 913-312-0820.  To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Business Update Conference Call” link under the “Investor Relations” tab.  The conference call will be simultaneously broadcast on the Company’s website at www.carters.com.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by selecting the “Conference Calls & Webcasts” link under the “Investor Relations” tab.  A replay of the call will be available shortly after the broadcast through March 11, 2011, at 719-457-0820, passcode 5393389.  The replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the first quarter of fiscal 2011 and fiscal 2011, or any other future period, assessment of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; the acceptance of the Company’s products in the marketplace; changes in consumer preference and fashion trends; seasonal fluctuations in the children’s apparel business; negative publicity; the risk that ongoing litigation may be adversely resolved and that ongoing litigation and investigations may result in substantial expenses; the breach of the Company’s consumer databases; increased production costs; deflationary pricing pressures and customer acceptance of higher selling prices; a continued decrease in the overall level of consumer spending; the Company’s dependence on foreign supply sources; failure of foreign supply sources to meet the Company’s quality standards or regulatory requirements; the impact of governmental regulations and environmental risks applicable to the Company’s business; the loss of a sourcing agent; increased competition in the baby and young children’s apparel market; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company’s intangible assets; and the ability to attract and retain key individuals within the organization.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Twelve-month periods ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Net sales:
Carter’s:
Wholesale	$157,678	$125,757	$601,580	$521,307
Retail	163,663	139,975	546,233	489,740
Mass Channel	73,001	59,129	254,809	240,819
Carter’s net sales	394,342	324,861	1,402,622	1,251,866
OshKosh:
Retail	79,837	79,198	264,887	257,289
Wholesale	21,091	20,621	81,747	80,522
OshKosh net sales	100,928	99,819	346,634	337,811
Total net sales	495,270	424,680	1,749,256	1,589,677
Cost of goods sold	311,262	258,322	1,075,384	985,323
Gross profit	184,008	166,358	673,872	604,354
Selling, general, and administrative expenses	135,108	114,476	468,192	428,674
Investigation expenses	--	5,717	--	5,717
Workforce reduction and facility write-down and closure costs	--	(629)	--	10,771
Royalty income	(9,886)	(9,550)	(37,576)	(36,421)
Operating income	58,786	56,344	243,256	195,613
Interest expense, net	3,196	3,214	9,870	11,785
Income before income taxes	55,590	53,130	233,386	183,828
Provision for income taxes	20,696	20,134	86,914	68,188
Net income	$34,894	$32,996	$146,472	$115,640

Basic net income per common share	$0.61	$0.57	$2.50	$2.03

Diluted net income per common share	$0.60	$0.56	$2.46	$1.97

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended				For the twelve-month periods ended
(dollars in thousands)	January 1, 2011	% of Total	January 2, 2010	% of Total	January 1, 2011	% of Total	January 2, 2010	% of Total
Net sales:

Carter’s:
Wholesale	$157,678	31.8%	$125,757	29.6%	$601,580	34.4%	$521,307	32.8%
Retail (a)	163,663	33.1%	139,975	33.0%	546,233	31.2%	489,740	30.8%
Mass Channel	73,001	14.7%	59,129	13.9%	254,809	14.6%	240,819	15.1%
Carter’s net sales	394,342	79.6%	324,861	76.5%	1,402,622	80.2%	1,251,866	78.7%

OshKosh:
Retail (a)	79,837	16.1%	79,198	18.6%	264,887	15.1%	257,289	16.2%
Wholesale	21,091	4.3%	20,621	4.9%	81,747	4.7%	80,522	5.1%
OshKosh net sales	100,928	20.4%	99,819	23.5%	346,634	19.8%	337,811	21.3%

Total net sales	$495,270	100.0%	$424,680	100.0%	$1,749,256	100.0%	$1,589,677	100.0%

Operating income (loss):		% of segment net sales		% of segment net sales		% of segment net sales		% of segment net sales

Carter’s:
Wholesale	$26,959	17.1%	$22,608	18.0%	$130,440	21.7%	$103,730	19.9%
Retail (a)	38,699	23.6%	32,805	23.4%	115,104	21.1%	97,349	19.9%
Mass Channel	5,572	7.6%	9,637	16.3%	33,578	13.2%	40,194	16.7%

Carter’s operating income	71,230	18.1%	65,050	20.0%	279,122	19.9%	241,273	19.3%

OshKosh:
Retail (a)	7,055	8.8%	10,312	13.0%	17,529	6.6%	21,532	8.4%
Wholesale	(189)	(0.9%)	3,418	16.6%	5,996	7.3%	7,025	8.7%
Mass Channel (b)	1,051	--	986	--	3,055	--	2,839	--

OshKosh operating income	7,917	7.8%	14,716	14.7%	26,580	7.7%	31,396	9.3%

Segment operating income	79,147	16.0%	79,766	18.8%	305,702	17.5%	272,669	17.2%

Corporate expenses (c)	(20,361)	(4.1%)	(18,334)	(4.3%)	(62,446)	(3.6%)	(59,603)	(3.7%)
Workforce reduction and facility write-down and closure costs (d)	--	--	629	0.1%	--	--	(11,736)	(0.7%)
Investigation expenses (e)	--	--	(5,717)	(1.3%)	--	--	(5,717)	(0.4%)

Net corporate expenses	(20,361)	(4.1%)	(23,422)	(5.5%)	(62,446)	(3.6%)	(77,056)	(4.8%)

Total operating income	$58,786	11.9%	$56,344	13.3%	$243,256	13.9%	$195,613	12.3%

(a)	Includes eCommerce results.

(b)	OshKosh mass channel consists of a licensing agreement with Target Stores. Operating income consists of royalty income, net of related expenses.

(c)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(d)
Includes closure costs associated with our Barnesville, Georgia distribution facility including severance, asset impairment charges, other closure costs, and accelerated depreciation, asset impairment charges and gain on the sale of our Oshkosh, Wisconsin facility, write-down of our White House, Tennessee facility, and severance and other benefits related to the corporate workforce reduction.

(e)	Professional service fees related to the investigation of customer margin support.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	January 1, 2011	January 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$247,382	$335,041
Accounts receivable, net	121,453	82,094
Finished goods inventories, net	298,509	214,000
Prepaid expenses and other current assets	17,372	11,114
Deferred income taxes	31,547	33,419

Total current assets	716,263	675,668
Property, plant, and equipment, net	94,968	86,077
Tradenames	305,733	305,733
Goodwill	136,570	136,570
Deferred debt issuance costs, net	3,332	2,469
Licensing agreements, net	--	1,777
Other assets	316	305
Total assets	$1,257,182	$1,208,599
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$--	$3,503
Accounts payable	116,481	97,546
Other current liabilities	66,891	69,568

Total current liabilities	183,372	170,617
Long-term debt	236,000	331,020
Deferred income taxes	113,817	110,676
Other long-term liabilities	44,057	40,262
Total liabilities	577,246	652,575

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at January 1, 2011 and January 2, 2010	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized, 57,493,567, and 58,081,822 shares issued and outstanding at January 1, 2011 and January 2, 2010, respectively	575	581
Additional paid-in capital	210,600	235,330
Accumulated other comprehensive loss	(1,890)	(4,066)
Retained earnings	470,651	324,179

Total stockholders’ equity	679,936	556,024

Total liabilities and stockholders’ equity	$1,257,182	$1,208,599

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the fiscal years ended
	January 1, 2011	January 2, 2010
Cash flows from operating activities:
Net income	$146,472	$115,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,727	32,274
Amortization of debt issuance costs	2,616	1,129
Non-cash stock-based compensation expense	7,303	6,775
Income tax benefit from exercised stock options	(9,249)	(11,750)
Non-cash asset impairment and facility write-down charges	--	4,669
Gain on sale of property, plant, and equipment	(118)	(962)
Deferred income taxes	4,370	2,270
Effect of changes in operating assets and liabilities:
Accounts receivable	(39,359)	3,358
Inventories	(84,509)	(10,514)
Prepaid expenses and other assets	(6,269)	(1,363)
Accounts payable and other liabilities	32,837	47,333
Net cash provided by operating activities	85,821	188,859

Cash flows from investing activities:
Capital expenditures	(39,782)	(33,600)
Proceeds from sale of property, plant, and equipment	286	4,084
Net cash used in investing activities	(39,496)	(29,516)

Cash flows from financing activities:
Payments on term loan	(334,523)	(3,503)
Proceeds from revolving credit facility	236,000	--
Payments of debt issuance costs	(3,479)	--
Repurchases of common stock	(50,000)	--
Income tax benefit from exercised stock options	9,249	11,750
Proceeds from exercise of stock options	8,769	5,102
Net cash (used in) provided by financing activities	(133,984)	13,349

Net (decrease) increase in cash and cash equivalents	(87,659)	172,692
Cash and cash equivalents, beginning of period	335,041	162,349

Cash and cash equivalents, end of period	$247,382	$335,041

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS

	Three-month period ended January 2, 2010			Twelve-month period ended January 2, 2010

	(dollars in millions, except earnings per share)

	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

Income, as reported (GAAP)	$56.3	$33.0	$0.56	$195.6	$115.6	$1.97

Workforce reduction (a)	--	--	--	5.5	3.5	0.06

Distribution facility closure costs (b)	--	--	--	3.3	2.1	0.04

Net asset impairment (c)	(0.6)	(0.4)	(0.01)	1.2	0.8	0.01

Accelerated depreciation (d)	--	--	--	1.0	0.6	0.01

Investigation expenses (e)	5.7	3.6	0.06	5.7	3.6	0.06

Facility write-down (f)	--	--	--	0.7	0.4	--

Income, as adjusted (g)	$61.4	$36.2	$0.61	$213.0	$126.6	$2.15

(a)	Severance charges and other benefits associated with the reduction in the Company’s corporate workforce.

(b)	Costs associated with the closure of the Company’s Barnesville, Georgia distribution facility.

(c)	Asset impairment charges associated with the closure and sale of the Company’s Oshkosh, Wisconsin facility, net of the gain from the sale of this facility.

(d)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the Company’s Barnesville, Georgia distribution facility.

(e)	Professional service fees related to the Company's investigation of customer margin support.

(f)	Charges related to the write-down of the carrying value of the Company’s White House, Tennessee distribution facility.

(g)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.